As filed with the Securities and Exchange Commission on February 28, 2012

Registration No. 333-91956

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERMEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4647021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington	98203-1264
(Address of Principal Executive Offices)	(Zip Code)

INTERMEC, INC. 2002 DIRECTOR STOCK OPTION AND FEE PLAN

(FORMERLY, UNOVA, INC. 2002 DIRECTOR STOCK OPTION AND FEE PLAN)

(Full title of the plan)

Mary Brodd

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

(Name and address of agent for service)

(425) 348-2600

(Telephone number, including area code, of agent for service)

Copy to:

J. Sue Morgan

Perkins Coie LLP

1201 Third Avenue, 48th Floor

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Intermec, Inc. (the “Registrant”) is filing this post-effective amendment to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-91956), filed with the Securities and Exchange Commission on July 3, 2002 (the “Registration Statement”) with respect to 745,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), registered for issuance under the Registrant’s 2002 Director Stock Option and Fee Plan (the “2002 Plan”).

On May 23, 2008, the Registrant’s stockholders approved the Registrant’s 2008 Omnibus Incentive Plan (the “2008 Plan”) and, in connection therewith, no further awards can be made under the 2002 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2008 Plan includes (i) shares available for issuance but not issued or subject to outstanding awards under the 2002 Plan as of May 23, 2008 and (ii) shares subject to awards under the 2002 Plan as of May 23, 2008 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards. On June 4, 2008, the Registrant filed Post-Effective Amendment No. 1 to the Registration Statement to deregister 85,012 shares previously available for issuance under the 2002 Plan that were not subject to outstanding awards under that plan. As of May 29, 2008, an aggregate of 533,488 shares remained subject to outstanding awards granted under the 2002 Plan. As of December 30, 2011, 22,500 of those shares (the “Roll-In Shares”) have become available for issuance under the 2008 Plan as a result of the forfeiture, cancellation or termination of awards originally granted under the 2002 Plan (other than by exercise or settlement of such awards in vested and nonforfeitable shares). Accordingly, by this post-effective amendment to the Registration Statement, the Registrant hereby deregisters the Roll-In Shares.

The Registration Statement will remain in effect with respect to 350,651 shares of the Registrant’s common stock to cover the potential issuance of shares subject to outstanding awards under the 2002 Plan pursuant to the terms of those outstanding awards. One or more future additional post-effective amendments to the Registration Statement will be filed to deregister shares remaining under the Registration Statement to the extent additional awards under the 2002 Plan are forfeited, cancelled or terminated.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Roll-In Shares authorized for issuance under the 2008 Plan.

Item 8.	Exhibits.

Exhibit Number	Description of Document

24.1+	Power of Attorney (see signature page)

+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, on February 28, 2012.

INTERMEC, INC.

By:	/s/ Patrick J. Byrne
Name:	Patrick J. Byrne
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick J. Byrne, Robert J. Driessnack, Yukio Morikubo and Mary Brodd, or any of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to the Registration Statement or to this Post-Effective Amendment No. 2 to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on February 28, 2012.

Signature	Title

/s/ Patrick J. Byrne	Chief Executive Officer, President and Director (Principal Executive Officer)
Patrick J. Byrne

/s/ Robert J. Driessnack Robert J. Driessnack	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Allen J. Lauer	Director and Chairman of the Board
Allen J. Lauer

/s/ Keith Barnes	Director
Keith Barnes

/s/ Eric J. Draut	Director
Eric J. Draut

/s/ Gregory K. Hinckley	Director
Gregory K. Hinckley

/s/ Lydia H. Kennard	Director
Lydia H. Kennard

/s/ Stephen P. Reynolds	Director
Stephen P. Reynolds

/s/ Stephen B. Sample	Director
Stephen B. Sample

/s/ Oren G. Shaffer	Director
Oren G. Shaffer

/s/ Larry D. Yost	Director
Larry D. Yost

EXHIBIT INDEX

Exhibit Number	Description of Document

24.1+	Power of Attorney (see signature page)

+	Filed herewith.